Exhibit 99.1

Forest Oil Announces Second Quarter 2012 Results

Second Quarter 2012 Net Sales Volumes of 335 MMcfe/d; Unchanged from Second Quarter 2011

Second Quarter 2012 Oil Net Sales Volumes of 8.3 MBbls/d; Organically Increased 27% from Second Quarter 2011

Continued Success in the Panhandle Area Oil Zones; Completed One Hogshooter Well with a 24-Hour Maximum Production Rate of 2,800 Boe/d (54% Oil) and Two Cleveland Wells with an Average 24-Hour Maximum Production Rate of 1,000 Boe/d (71% Oil)

Completed Four Eagle Ford Wells with an Average 24-Hour Maximum Production Rate of 817 Boe/d

DENVER--(BUSINESS WIRE)--July 30, 2012--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the second quarter of 2012.

The comparative second quarter of 2011 information contained in this press release, unless otherwise indicated, relates only to the retained operations of Forest and excludes the operations of Lone Pine Resources Inc. (NYSE:LPR) (TSX:LPR), which was spun-off to Forest shareholders on September 30, 2011.

Forest noted the following results for the three months ended June 30, 2012:

  Net sales volumes of 335 MMcfe/d were unchanged from the second quarter of 2011 and decreased 1% from the first quarter of 2012 due to 8 MMcfe/d of production downtime associated primarily with third-party plant curtailments in the Panhandle Area
  Oil net sales volumes of 8.3 MBbls/d organically increased 27% from the second quarter of 2011 and decreased 1% from the first quarter of 2012
  Adjusted net earnings of $7 million decreased 76% from the corresponding 2011 period
  Adjusted EBITDA of $122 million decreased 14% from the corresponding 2011 period
  Adjusted discretionary cash flow of $89 million decreased 15% from the corresponding 2011 period

Due to a non-cash ceiling test write-down of $349 million and a related non-cash increase in the valuation allowance on deferred tax assets of $290 million, Forest reported a net loss of $511 million, or $(4.44) per share, for the three months ended June 30, 2012.

Patrick R. McDonald, Interim CEO, stated, “The second quarter represented an operational and strategic realignment of priorities at Forest. We have increased focus on our oil projects, and we saw good results during the quarter from the Hogshooter and Cleveland oil plays in the Panhandle Area and from our Eagle Ford program. These high-quality assets form the foundation of our core oil portfolio.

“Strategically we are committed and have taken the first step to improve our financial strength by adjusting our second half capital program to be near projected cash flow. With our remaining 2012 capital budget mainly targeting higher-margin oil opportunities, we expect to deliver second half oil volume growth that is 10-15% higher than the first half of the year. We have reduced spending in, and will have lower production from, lower-return liquids and natural gas projects.

“Operational execution is critical in bringing forward the value of our assets as their quality has not been adequately reflected in our recent results. The entire Forest team is focused on and committed to delivering this value to our shareholders.”

SECOND QUARTER 2012 RESULTS

For the three months ended June 30, 2012, Forest reported a net loss of $511 million, or $(4.44) per diluted share. This compares to Forest's net earnings from continuing operations of $29 million, or $0.26 per diluted share, in the corresponding 2011 period. The net loss for the three months ended June 30, 2012 was affected by the following items:

  The effect of a ceiling test write-down of $349 million ($223 million net of tax)
  An increase in the valuation allowance on deferred tax assets (primarily driven by the ceiling test write-down) of $290 million ($290 million net of tax)
  The effect of potential contractual severance costs and accelerated stock-based compensation costs (based on grant-date valuations) associated with the termination of Forest’s prior Chief Executive Officer of $6 million ($4 million net of tax)
  The income tax effect of non-deductible stock-based compensation of $2 million ($2 million net of tax)

Without the effect of these items, Forest's adjusted net earnings and earnings per share on a diluted basis for the three months ended June 30, 2012 decreased 76% to $7 million, or $0.06 per diluted share, compared to $29 million, or $0.25 per diluted share, in the corresponding 2011 period. Forest's adjusted EBITDA for the three months ended June 30, 2012 decreased 14% to $122 million compared to $142 million in the corresponding 2011 period. Forest's adjusted discretionary cash flow for the three months ended June 30, 2012 decreased 15% to $89 million compared to $106 million in the corresponding 2011 period. The decrease in each of these three items was primarily attributable to a significant decrease in natural gas prices over the reported periods.

Net Sales Volumes, Average Realized Prices, and Revenues

Forest's net sales volumes for the three months ended June 30, 2012 were unchanged from the corresponding 2011 period and decreased 1% from the first quarter of 2012. Net sales volumes were negatively impacted by 8 MMcfe/d in the second quarter of 2012 due primarily to downtime associated with a fire at Eagle Rock’s Phoenix-Arrington Ranch natural gas processing facility in Hemphill County, Texas. The facility returned to operations on July 3, 2012. The following table details the components of net sales volumes, average realized prices, and revenues for the three months ended June 30, 2012:

	Three Months Ended June 30, 2012
	Gas	Oil	NGLs	Total
	(MMcf/d)	(MBbls/d)	(MBbls/d)	(MMcfe/d)

Net Sales Volumes	229.4	8.3	9.3	335.4

Average Realized Prices	Gas ($/Mcf)	Oil ($/Bbl)	NGLs ($/Bbl)	Total ($/Mcfe)

Average realized prices not including realized derivative gains	$1.85	$95.37	$29.07	$4.45
Realized gains on NYMEX derivatives	1.34	2.84	0.99	1.02
Average realized prices including realized derivative gains	$3.20	$98.21	$30.06	$5.46

Revenues (in thousands)	Gas	Oil	NGLs	Total

Revenues not including realized derivative gains	$38,693	$72,291	$24,710	$135,694
Realized gains on NYMEX derivatives	28,067	2,155	845	31,067
Revenues including realized derivative gains	$66,760	$74,446	$25,555	$166,761

Total Cash Costs

Forest's total cash costs and per-unit cash costs decreased 29% in the second quarter of 2012 compared to the corresponding 2011 period due primarily to a decrease in current income tax expense. Production expense also decreased 5% in the second quarter of 2012 over the corresponding 2011 period due to a decrease in production taxes.

The following table details the components of total cash costs for the comparative periods:

	Three Months Ended June 30,
	2012	Per Mcfe	2011	Per Mcfe
	(In thousands, except per-unit amounts)

Production expense	$37,689	$1.23	$39,553	$1.30
General and administrative expense (excluding stock-based compensation of $5,707 and $3,057, respectively)	10,714	0.35	10,303	0.34
Interest expense	34,317	1.12	37,819	1.24
Current income tax expense	327	0.01	29,443	0.97
Total cash costs	$83,047	$2.72	$117,118	$3.85

Current income tax expense associated with Canadian dividend tax	-	-	(28,921)	(0.95)
Pro forma total cash costs	$83,047	$2.72	$88,197	$2.90

_________________________
Total cash costs is a non-GAAP measure that is used by management to assess the Company’s cash operating performance. Forest defines total cash costs as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation); interest expense; and current income tax expense.

Depreciation and Depletion Expense

Forest's per-unit depreciation and depletion expense for the three months ended June 30, 2012 increased 39% to $2.39 per Mcfe compared to $1.72 per Mcfe in the corresponding 2011 period. The increase was primarily the result of higher finding and development costs associated with Forest's oil and liquids focused capital expenditure program.

Ceiling Test Write-Down and Deferred Tax Asset Valuation Allowance

Forest recorded a non-cash ceiling test write-down of $349 million in the second quarter of 2012 pursuant to the ceiling test limitation prescribed by the Securities and Exchange Commission for companies using the full cost method of accounting. The write-down was primarily a result of a significant decline in natural gas prices used in the ceiling test calculation to $3.15 per Mcf in the second quarter of 2012 from $3.73 per Mcf in the first quarter of 2012. Based on current commodity prices, Forest expects further decreases in the natural gas and NGL prices used in the ceiling test calculation which will likely result in a ceiling test write-down in the third quarter of 2012. As a result of this quarter’s ceiling test write-down and the anticipated ceiling test write-down next quarter, Forest recorded a valuation allowance of $290 million against its deferred tax assets.

Total Capital Expenditures

Forest's exploration and development capital expenditures for the three months ended June 30, 2012 were $198 million compared to $193 million in the corresponding 2011 period.

Forest’s land and leasehold acquisition costs for the three months ended June 30, 2012 were $9 million compared to $52 million in the corresponding 2011 period. The land and leasehold acquisitions in 2012 and 2011 were a result of Forest's decision to expand exposure to prospective oil and liquids-rich areas.

The following table summarizes total capital expenditures for the comparative periods (in thousands):

	Three Months Ended June 30,
	2012	2011

Exploration and development	$197,574	$192,525
Land and leasehold acquisitions	8,937	51,801
	206,511	244,326

Add:
ARO, capitalized interest, and capitalized equity compensation	4,863	5,378
Total capital expenditures	$211,374	$249,704

OPERATIONAL PROJECT UPDATE

Panhandle Area

Forest holds approximately 179,000 gross acres (109,000 net) in the Panhandle Area.

Since Forest's last earnings release, one Missourian Wash Hogshooter well (63% working interest) was completed with a 24-hour maximum production rate of 1,500 Bbls/d of oil, 570 Bbls/d of NGLs, and 4.4 MMcf/d of natural gas, for a total equivalent rate of 2,800 Boe/d (54% oil). To date, the Company has completed five Hogshooter wells that have had an average 24-hour maximum production rate of 3,050 Boe/d.

Forest also continues to have success in its Cleveland oil program. Since the Company’s last earnings release, two wells (88% working interest) were completed in the Kelln field of the Panhandle Area with an average 24-hour maximum production rate of 1,000 Boe/d (71% oil).

By the fourth quarter of 2012, Forest plans to further reduce its operated rigs from four to two in the Panhandle Area. These rigs will target the Hogshooter and other higher-return oil intervals.

Eagle Ford Shale

Forest holds approximately 112,000 gross acres (103,000 net) in the oil-bearing section of the Eagle Ford Shale play.

Drilling in the Eagle Ford is focused in the central fairway of Forest’s acreage position, where the Company has experienced the most consistent results and has the largest, most contiguous block of acreage. As highlighted in the Company’s July 9th press release, Forest has initiated a development plan that should allow the Company to hold approximately 40,000 net acres over the next several years by employing a two-rig drilling program. Importantly, this acreage position has 500 total locations identified based on 80-acre spacing. The Company will look to monetize a portion of the remaining acreage through small divestitures or farm-outs.

Since the recent Eagle Ford operational update on July 9th, the Company has completed one additional horizontal well (100% working interest), which reached a 24-hour maximum production rate of 907 Boe/d (98% oil).

East Texas / North Louisiana - Cotton Valley & Haynesville / Bossier Shale

Forest holds approximately 163,000 gross acres (123,000 net) in the East Texas / North Louisiana area.

Since Forest's last earnings release, four horizontal Cotton Valley wells (100% working interest) in East Texas were completed with an average 24-hour maximum production rate of 8.7 MMcfe/d, including 580 Bbls/d of oil and natural gas liquids or 40% of total equivalent production.

By the fourth quarter of 2012, Forest plans to reduce its operated rigs from two to one targeting the Cotton Valley liquids interval.

NATURAL GAS, NATURAL GAS LIQUIDS, AND OIL DERIVATIVES

As of July 30, 2012, Forest had natural gas, natural gas liquids, and oil derivatives in place for 2012 and 2013 covering the aggregate average daily volumes and weighted average prices shown below. Since the last earnings release, Forest added an additional 25.8 Bbtu/d of Calendar 2013 natural gas swaps at $3.78 per MMBtu.

	Jul - Dec
	2012		2013
Natural gas swaps:
Contract volumes (Bbtu/d)	155.0	(1)	160.0
Weighted average price (per MMBtu)	$4.63		$3.98

Natural gas liquids swaps:
Contract volumes (MBbls/d)	2.0		-
Weighted average price (per Bbl)	$45.22		$-

Oil swaps:
Contract volumes (MBbls/d)	4.5		-
Weighted average price (per Bbl)	$97.26		$-

(1)

50 Bbtu/d of 2012 gas swaps (with a weighted average hedged price per MMBtu of $5.30) are layered with a written put of $3.53 and a call spread of $4.00-to-$4.50. Together with the put and call spread, Forest will receive the swap price of $5.30 on the 50 Bbtu/d except as follows: Forest will receive (i) NYMEX Henry Hub (HH) plus $1.77 when NYMEX HH is below $3.53; (ii) $5.30 plus the value of the call spread when NYMEX HH is between $4.00 and $4.50; and (iii) $5.80 when NYMEX HH is $4.50 or above.

In connection with entering into certain 2012 gas swaps with premium hedged prices, Forest granted oil puts to the counterparties, giving the counterparties the option to put 5 MBbls/d to Forest at $75.00 per Bbl on a monthly basis during the period July 2012 through December 2012.

In connection with several swaps shown in the table above, Forest granted swaption instruments to counterparties in exchange for Forest receiving premium hedged prices on the swaps. The table below sets forth the outstanding swaptions as of July 30, 2012:

	2013	2014
Natural gas swaptions:
Contract volumes (Bbtu/d)	40.0	-
Weighted average price (per MMBtu)	$4.02	$-

Oil swaptions:
Contract volumes (MBbls/d)	5.0	5.0
Weighted average price (per Bbl)	$97.00	$105.80

NON-GAAP FINANCIAL MEASURES

Adjusted Net Earnings

In addition to reporting net earnings (loss) from continuing operations as defined under generally accepted accounting principles (GAAP), Forest also presents adjusted net earnings from continuing operations (adjusted net earnings), which is a non-GAAP performance measure. Adjusted net earnings consists of net earnings (loss) from continuing operations after adjustment for those items shown in the table below. Adjusted net earnings does not represent, and should not be considered an alternative to, GAAP measurements such as net earnings (loss) from continuing operations (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items shown below, Forest believes that the measure is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the oil and gas industry. Forest's management does not view adjusted net earnings in isolation and also uses other measurements, such as net earnings (loss) from continuing operations and revenues to measure operating performance. The following table provides a reconciliation of net earnings (loss) from continuing operations, the most directly comparable GAAP measure, to adjusted net earnings for the periods presented (in thousands):

	Three Months Ended June 30,
	2012	2011

Net earnings (loss) from continuing operations	$(511,173)	$29,104

Ceiling test write-down of oil and natural gas properties, net of tax	222,612	-
Change in valuation allowance on deferred tax assets	289,898	-

Severance and stock-based compensation acceleration, net of tax	3,829	-
Non-deductible stock-based compensation costs	1,702	-

Unrealized gains on derivative instruments, net of tax	(61)	(22,860)
Legal proceeding costs, net of tax	-	4,149
Canadian dividend tax, net of tax	-	18,460
Adjusted net earnings	$6,807	$28,853

Earnings attributable to participating securities	(166)	(537)
Adjusted net earnings for diluted earnings per share	$6,641	$28,316

Weighted average number of diluted shares outstanding	115,109	112,176

Adjusted diluted earnings per diluted share	$0.06	$0.25

Adjusted EBITDA

In addition to reporting net earnings (loss) from continuing operations as defined under GAAP, Forest also presents adjusted net earnings before interest, income taxes, depreciation, depletion, and amortization from continuing operations (adjusted EBITDA), which is a non-GAAP performance measure. Adjusted EBITDA consists of net earnings (loss) from continuing operations after adjustment for those items shown in the table below. Adjusted EBITDA does not represent, and should not be considered an alternative to, GAAP measurements such as net earnings (loss) from continuing operations (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items shown below, Forest believes the measure is useful in evaluating its fundamental core operating performance. Forest also believes that adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the oil and gas industry. Forest's management uses adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections. Forest's management does not view adjusted EBITDA in isolation and also uses other measurements, such as net earnings (loss) from continuing operations and revenues to measure operating performance. The following table provides a reconciliation of net earnings (loss) from continuing operations, the most directly comparable GAAP measure, to adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended June 30,
	2012	2011

Net earnings (loss) from continuing operations	$(511,173)	$29,104

Income tax expense	167,074	46,757
Interest expense	34,317	37,819
Ceiling test write-down of oil and natural gas properties	348,976	-
Depreciation, depletion, and amortization	72,987	52,360
Unrealized gains on derivative instruments, net	(111)	(35,774)
Stock-based compensation	6,240	3,604
Accretion of asset retirement obligations	1,597	1,508
Legal proceeding/severance costs	1,851	6,500

Adjusted EBITDA	$121,758	$141,878

Adjusted Discretionary Cash Flow

In addition to reporting net cash provided by operating activities of continuing operations as defined under GAAP, Forest also presents adjusted discretionary cash flow of continuing operations (adjusted discretionary cash flow), which is a non-GAAP liquidity measure. Adjusted discretionary cash flow consists of net cash provided by operating activities of continuing operations after adjustment for those items shown in the table below. This measure does not represent, and should not be considered an alternative to, GAAP measurements such as net cash provided by operating activities of continuing operations (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. Forest's management uses adjusted discretionary cash flow as a measure of liquidity and believes it provides useful information to investors because it assesses cash flow from operations before changes in operating assets and liabilities, which fluctuate due to the timing of collections of receivables and the settlements of liabilities, and other items. Forest's management uses adjusted discretionary cash flow to manage its business, including in preparing its annual operating budget and financial projections. This measure does not represent the residual cash flow available for discretionary expenditures. Forest’s management does not view adjusted discretionary cash flow in isolation and also uses other measurements, such as net cash provided by operating activities of continuing operations to measure operating performance. The following table provides a reconciliation of net cash provided by operating activities of continuing operations, the most directly comparable GAAP measure, to adjusted discretionary cash flow for the periods presented (in thousands):

	Three Months Ended June 30,
	2012	2011

Net cash provided by operating activities of continuing operations	$82,865	$73,951

Changes in operating assets and liabilities:
Accounts receivable	(12,722)	(12,633)
Other current assets	(2,729)	(10,607)
Accounts payable and accrued liabilities	9,063	5,478
Accrued interest and other current liabilities	11,068	14,128
Canadian dividend tax (1)	-	28,921
Legal proceeding/severance costs(1)	1,851	6,500

Adjusted discretionary cash flow	$89,396	$105,738

(1)

The Canadian dividend tax, legal proceeding costs, and severance costs are non-recurring cash-settled items. Including the effect of these items, adjusted discretionary cash flow for the three months ended June 30, 2012 and June 30, 2011 would have been $88 million and $70 million, respectively.

Net Debt

In addition to reporting total debt as defined under GAAP, Forest also presents net debt, which is a non-GAAP debt measure. Net debt consists of the principal amount of debt adjusted for cash and cash equivalents at the end of the period. Forest's management uses net debt to assess Forest's indebtedness. The following table sets forth the components of net debt (in thousands):

	June 30, 2012		March 31, 2012
	Principal	Book(1)	Principal	Book(1)
Credit facility	$348,000	$348,000	$215,000	$215,000
7% Senior subordinated notes due 2013	12	12	12	12
8 1/2% Senior notes due 2014	600,000	590,513	600,000	589,062
7 1/4% Senior notes due 2019	1,000,000	1,000,393	1,000,000	1,000,407
Total debt	1,948,012	1,938,918	1,815,012	1,804,481

Less: cash and cash equivalents	680	680	877	877

Net debt	$1,947,332	$1,938,238	$1,814,135	$1,803,604

(1)

Book amounts include the principal amount of debt adjusted for unamortized net discounts on the issuance of certain senior notes of $(9) million and $(11) million at June 30, 2012 and March 31, 2012, respectively.

TELECONFERENCE CALL

A conference call is scheduled for Tuesday, July 31, 2012, at 12:00 PM MT to discuss the release. You may access the call by dialing toll free 800.706.7745 (for U.S./Canada) and 617.614.3472 (for International) and request the Forest Oil teleconference (ID # 59802625). The conference call will also be webcast live on the Internet and can be accessed by going to the Forest Oil website at www.forestoil.com in the “Investor Relations” section of the website. A Q&A period will follow.

A replay of the conference call will be available through August 14, 2012. You may access the replay by dialing toll free 888.286.8010 (for U.S./Canada) and 617.801.6888 (for International), conference ID # 72934546. An archive of the conference call webcast will also be available at www.forestoil.com in the “Investor Relations” section of the website.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of liquids and natural gas.

These risks relating to Forest include, but are not limited to, liquids and natural gas price volatility, its level of indebtedness, its ability to replace production, its ability to compete with larger producers, environmental risks, drilling and other operating risks, regulatory changes, credit risk of financial counterparties, risks of using third-party transportation and processing facilities and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States and selected international locations. Forest's estimated proved reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

FOREST OIL CORPORATION Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2012	2011
ASSETS	(In thousands)

Current assets:
Cash and cash equivalents	$680	$3,012
Accounts receivable	60,012	79,089
Derivative instruments	85,545	89,621
Deferred income taxes	69,220	-
Other current assets	33,617	38,950
Total current assets	249,074	210,672

Net property and equipment	2,578,329	2,651,116

Deferred income taxes	-	231,116
Goodwill	239,420	239,420
Derivative instruments	15,392	10,422
Other assets	35,115	38,405
	$3,117,330	$3,381,151

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$212,284	$247,880
Accrued interest	23,469	23,259
Derivative instruments	16,670	28,944
Deferred income taxes	28,130	20,172
Current portion of long-term debt	12	-
Other current liabilities	41,518	20,582
Total current liabilities	322,083	340,837

Long-term debt	1,938,906	1,693,044
Asset retirement obligations	77,993	77,898
Derivative instruments	7,745	-
Other liabilities	74,478	76,259
Total liabilities	2,421,205	2,188,038

Shareholders' equity:
Common stock	11,824	11,454
Capital surplus	2,533,109	2,486,994
Accumulated deficit	(1,830,909)	(1,287,063)
Accumulated other comprehensive loss	(17,899)	(18,272)
Total shareholders' equity	696,125	1,193,113

	$3,117,330	$3,381,151

FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	June 30,
	2012	2011
	(In thousands, except per share amounts)

Revenues:
Oil, gas, and NGL sales	$135,694	$186,593
Interest and other	37	278
Total revenues	135,731	186,871

Costs, expenses, and other:
Lease operating expenses	27,134	23,483
Production and property taxes	6,940	12,655
Transportation and processing costs	3,615	3,415
General and administrative expense	16,421	13,360
Depreciation, depletion, and amortization	72,987	52,360
Ceiling test write-down of oil and natural gas properties	348,976	-
Interest expense	34,317	37,819
Realized and unrealized gains on derivative instruments, net	(34,015)	(40,917)
Other, net	3,455	8,835
Total costs, expenses, and other	479,830	111,010
Earnings (loss) from continuing operations before income taxes	(344,099)	75,861
Income tax	167,074	46,757
Net earnings (loss) from continuing operations	(511,173)	29,104
Net earnings from discontinued operations	-	9,870
Net earnings (loss)	(511,173)	38,974
Less: net earnings attributable to noncontrolling interest	-	64
Net earnings (loss) attributable to Forest Oil Corporation	$(511,173)	$38,910

Weighted average number of common shares outstanding:
Basic	115,107	111,636
Diluted	115,107	112,176

Basic and diluted earnings (loss) per common share:
Earnings (loss) from continuing operations	$(4.44)	$0.26
Earnings from discontinued operations	-	0.08
Basic and diluted earnings (loss) per common share	$(4.44)	$0.34

FOREST OIL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	June 30,
	2012	2011
	(In thousands)
Operating activities:
Net earnings (loss)	$(511,173)	$38,974
Less: net earnings from discontinued operations	-	9,870
Net earnings (loss) from continuing operations	(511,173)	29,104

Adjustments to reconcile net earnings (loss) from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation, depletion, and amortization	72,987	52,360
Deferred income tax	166,747	17,314
Unrealized gains on derivative instruments, net	(111)	(35,774)
Ceiling test wite-down of oil and natural gas properties	348,976	-
Stock-based compensation	6,240	3,604
Accretion of asset retirement obligations	1,597	1,508
Other, net	2,282	2,201
Changes in operating assets and liabilities:
Accounts receivable	12,722	12,633
Other current assets	2,729	10,607
Accounts payable and accrued liabilities	(9,063)	(5,478)
Accrued interest and other current liabilities	(11,068)	(14,128)
Net cash provided by operating activities of continuing operations	82,865	73,951

Investing activities:
Capital expenditures for property and equipment:
Exploration, development, acquisition, and leasehold costs	(208,659)	(206,472)
Other fixed assets	(2,398)	(1,684)
Proceeds from sales of assets	203	109,020
Net cash used by investing activities of continuing operations	(210,854)	(99,136)

Financing activities:
Proceeds from bank borrowings	241,000	12,000
Repayments of bank borrowings	(108,000)	(12,000)
Change in bank overdrafts	(3,382)	(2,130)
Other, net	(1,826)	(12,796)
Net cash provided (used) by financing activities of continuing operations	127,792	(14,926)

Cash flows of discontinued operations:
Operating cash flows	-	30,981
Investing cash flows	-	(147,483)
Financing cash flows	-	475,928
Net cash provided by discontinued operations	-	359,426
Effect of exchange rate changes on cash	-	(3,474)
Net (decrease) increase in cash and cash equivalents	(197)	315,841

Net increase in cash and cash equivalents of discontinued operations	-	(2,627)
Net (decrease) increase in cash and cash equivalents of continuing operations	(197)	313,214

Cash and cash equivalents of continuing operations at beginning of period	877	160,925
Cash and cash equivalents of continuing operations at end of period	$680	$474,139

CONTACT:
Forest Oil Corporation
Larry C. Busnardo, 303-812-1441
Director – Investor Relations